Exhibit 5.1

April 11, 2012

Forum Energy Technologies, Inc.

920 Memorial City Way, Suite 800

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel for Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company and the selling stockholders (the “Selling Stockholders”), pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-176603, originally filed with the Securities and Exchange Commission on September 1, 2011 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Initial Registration Statement”) and a registration statement relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “Post-Effective Amendment” and, together with the Initial Registration Statement, the “Registration Statement”), of up to 18,157,893 shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”). The Post-Effective Amendment relates to the registration of 3,631,577 Common Shares (the “Additional Shares”), 2,426,318 of which are being offered by the Selling Stockholders, 731,576 of which are being offered by the Company and 473,683 of which may be purchased by the underwriters pursuant to an option to purchase additional Common Shares from the Selling Stockholders.

We are rendering this opinion as of the time the Company’s Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act of 1933, as amended.

In connection with the opinions expressed herein, we have examined, among other things, (i) the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iii) the Registration Statement and (iv) the form of underwriting agreement filed as an exhibit to the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, we are of the opinion that, as of the date hereof, the Additional Shares proposed to be sold by the Company and Selling Stockholders are duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com